Exhibit 21.1
LIST OF SUBSIDIARIES
Triangle Mezzanine Fund LLLP, a North Carolina limited liability limited partnership
Triangle Mezzanine Fund II LP, a Delaware limited partnership
Triangle Mezzanine Fund III LP, a Delaware limited partnership
New Triangle GP, LLC, a Delaware limited liability company
New Triangle GP, LLC, a North Carolina limited liability company
Energy Hardware Holdings, Inc., a Delaware corporation
Barings BDC Finance I, LLC, a Delaware limited liability company
Barings BDC Senior Funding I, LLC, a Delaware limited liability company